Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces Further Reduction to 2020 Capital Plans;
Curtails 30% of May Volumes

•	Drilling Activity Reduced to One Rig
•	Completion Activity Deferred

DENVER, April 15, 2020 - Cimarex Energy Co. (NYSE: XEC) today announced that, due to the continued weakness in oil prices, it now expects a 55-60 percent reduction in its 2020 capital investment program from its original guidance of $1.25-$1.35 billion.

The company has deferred completion activities and will drop all but one drilling rig in early May.

Cimarex Chairman, President and CEO, Tom Jorden, said, ”The pressure on oil prices resulting from the sudden and severe drop in demand, has caused us to defer activity in the Delaware Basin, further reducing our capital investment in 2020. Cimarex retains the flexibility to adjust our investment in the second half of 2020 as conditions change. Our balance sheet continues to be our focus and allows us to maintain a long-term perspective during this unprecedented time.”

Cimarex also announced that is has curtailed approximately 30 percent of its volumes for the month of May due to weakness in realized prices.

The company plans to provide a more detailed update as part of its first quarter earnings release on May 6th.

Current Hedge Position

Oil Hedges	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
WTI Oil Collars[1]
Volumes (Bbl/d)	34,341	41,000	41,000	33,000	23,000	14,000	14,000
Weighted Average Floor	48.29	40.91	40.91	38.71	34.00	29.71	29.71
Weighted Average Ceiling	58.96	49.84	49.84	46.70	41.33	36.86	36.86

WTI Oil Basis Swaps[2]
Volumes (Bbl/d)	27,648	32,000	32,000	24,000	18,000	13,000	13,000
Weighted Average Differential3	0.38	0.18	0.18	0.00	(0.19)	(0.65)	(0.65)

Gas Hedges	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
PEPL Gas Collars[4]
Volumes (MMBtu/d)	63,297	80,000	80,000	60,000	50,000	30,000	30,000
Weighted Average Floor	1.89	1.75	1.75	1.72	1.69	1.73	1.73
Weighted Average Ceiling	2.28	2.17	2.17	2.12	2.08	2.14	2.14

El Paso Perm Gas Collars[5]
Volumes (MMBtu/d)	33,297	70,000	70,000	50,000	50,000	30,000	30,000
Weighted Average Floor	1.41	1.36	1.36	1.36	1.36	1.51	1.51
Weighted Average Ceiling	1.82	1.64	1.64	1.63	1.63	1.80	1.80

Waha Gas Collars[6]
Volume (MMBtu/d)	33,297	50,000	50,000	50,000	50,000	30,000	30,000
Weighted Average Floor	1.56	1.32	1.32	1.32	1.32	1.50	1.50
Weighted Average Ceiling	1.95	1.58	1.58	1.58	1.58	1.75	1.75

1WTI refers to West Texas Intermediate oil prices as quoted on the New York Mercantile Exchange

2Index price on basis swaps is WTI Midland as quoted by Argus Americas Crude

3Index price on basis swaps is WTI NYMEX less weighted average differential shown in table

4PEPL refers to Panhandle Eastern Pipe Line Tex/OK Mid-Continent as quoted on Platt’s Inside FERC

5El Paso Perm refers to El Paso Permian Basin index as quoted on Platt’s Inside FERC

6Waha refers to West Texas Natural Gas Index (“Waha”) as quoted in Platt’s Inside FERC

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

This press release contains forward-looking statements, including statements regarding projected results and future events. These forward-looking statements are based on management's judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a description of certain risk factors that may affect these forward-looking statements. Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including among other things: oil, NGL and natural gas price levels and volatility, including those resulting from demand destruction from the COVID-19 pandemic; disruptions to the availability of workers and contractors due to illness and stay at home orders related to the COVID-19 pandemic; disruptions to gathering, pipeline, refining, transportation and other midstream and downstream activities due to the COVID-19 pandemic; disruptions to supply chains and availability of critical equipment and supplies due to the COVID-19 pandemic; the effectiveness of controls over financial reporting; declines in the values of our oil and gas properties resulting in impairments; impairments of goodwill; higher than expected costs and expenses, including the availability and cost of services and materials; our ability to successfully integrate the March 2019 acquisition of Resolute Energy Corporation; compliance with environmental and other regulations; costs and availability of third party facilities for gathering, processing, refining and transportation; risks associated with concentration of operations in one major geographic area; environmental liabilities; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions and disposal of produced water; unexpected future capital expenditures; economic and competitive conditions; the availability and cost of capital; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; derivative and hedging activities; the success of the company's risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

FOR FURTHER INFORMATION CONTACT

Karen Acierno – Vice President - Investor Relations
303.285.4957